STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Zaxis International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Zaxis International Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholders of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Articles shall be and read as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall be entitled to issue is 500,000,000 shares of capital stock consisting of 490,000,000 shares of Common Stock, par value $0.0001, and 10,000,000 shares of Preferred Stock, par value $0.0001, and that the Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock to be determined by the Board of Directors. In connection with the Certificate of Amendment, the number of issued and outstanding shares of Common Stock shall be subject to a reverse stock split on a one-for-four (1:4) basis and that the currently issued and outstanding 18,195,126 shares of Common Stock will be reduced to 4,548,781 shares of Common Stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holders of a majority of the shares of Common Stock of said Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 17th day of February 2015.

By: /s/ *Liron Carmel*
Name: Liron Carmel
Title: Chairman and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:16 PM 03/16/2015
FILED 04:16 PM 03/16/2015
SRV 150363552 - 2069141 FILE